Exhibit 99.1

China Green Material Technologies, Inc.
Appoints New Independent Board Member

HARBIN, China, June 14, 2010 -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM, or the “Company"), a Chinese leader in developing and manufacturing starch-based biodegradable containers, tableware and packaging materials, today announced that Ms. Yi (Jenny) Liu, CPA, has joined the Company’s Board of Directors effective June 11, 2010, replacing Ms. Jing Zhu, who resigned on June 11, 2010. Ms. Yi (Jenny) Liu will serve as the Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee.

“We are pleased to have Ms. Liu join our Board,” said Mr. Su Zhonghao, CEO.  “We believe her financial acumen and experience with the capital markets, particularly China-based, U.S.-listed companies, will serve the Company well.  With nearly 13 years of experience in financial management, accounting, SEC reporting and financing transactions, we look forward to Jenny’s contributions as we continue to focus on driving growth and building long-term shareholder value. I would also like to thank Ms. Jing Zhu for her contributions to the Board and the Company.”

Ms. Liu most recently served as Chief Financial Officer of Rino International, Inc., where she was responsible for SEC reporting, mergers & acquisitions, investments and strategic partnerships, financing activities and investor relations.  Previously, Ms. Liu spent three years as Principal Financial Officer and Chief Accounting Officer for China Direct, Inc., where she played an instrumental role in the Company’s IPO.  Ms. Liu has also held positions as Audit Supervisor for one of the largest minority CPA firms in Chicago, as well as Accounting Manager for Mitsui Co., Ltd., a global Fortune 500 company.  Ms. Liu earned a B.S. in Business Administration from the Shanghai University of Engineering Science and an M.B.A. from the University of Illinois at Chicago.  Ms. Liu is also a Certified Public Accountant.

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (OTCBB: CAGM) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believe, expect, anticipate, optimistic, intend, will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risks and other factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Feng Peng
HC International, Inc.
86-138-12271616
feng.peng@hcinternational.net

In the U.S.:
Christine Greany
HC International, Inc.
858-523-1732
christine.greany@hcinternational.net